PROSPECTUS SUPPLEMENT NO. 2	Rule 424(b)(3)
DATED December 7, 2017	Registration No. 333-207205
(To Prospectus dated October 14, 2015)

WPCS INTERNATIONAL INCORPORATED

1,217,861 Shares
Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated October 14, 2015, related to the resale of our common stock from time to time by certain stockholders (“Prospectus”), of WPCS International Incorporated (“Company”). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus (including any risk factors set forth in any other filings incorporated by reference therein), as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

REPRICING OF WARRANTS

The Company offered, Iroquois Master Fund, Iroquois Capital Investment Group, LLC, and American Capital Management, LLC, the holders of its Series H-1 Warrants (the “Holders”) the opportunity to exercise such Warrants for cash at a reduced exercise price of $1.21 per share (the “Reduced Exercise Price”) provided such Warrants are exercised on or before 5:00 P.M. Eastern Standard time on December 26, 2017 (the “End Date”). The Holders of the Series H-1 Warrants have sold to Alpha Capital Anstalt (“Alpha”) an aggregate 608,930 Series H-1 Warrants.

This Supplement is being filed with respect to changing the Selling Shareholder table as follows:

Holder[1]	Warrant Shares
Iroquois Master Fund	527,741
Iroquois Capital Investment Group, LLC	40,595
American Capital Management, LLC	40,595
Alpha Capital Anstalt	608,930
Total	1,217,861

(1)	Iroquois Master Fund (“IMF”) is a private investment fund. Iroquois Capital Investment Group LLC (“ICIG”) is a private investment fund. American Capital Management, LLC (“American Capital”) is an investment vehicle for investment purposes.

Prospectus Supplement No. 2

Dated December 7, 2017